Exhibit 99.1
News Release
FOR IMMEDIATE RELEASE
Investor Contact:
Margaret Boyce
312- 255-5784
margaret.boyce@diamondconsultants.com
Media Contact:
David Moon
312-255-4560
david.moon@diamondconsultants.com
DIAMOND REPORTS FIRST QUARTER 2008 RESULTS
Net revenue of $47.9 million, up 17% year-over-year
CHICAGO, August 7, 2007—Diamond Management & Technology Consultants, Inc. (Nasdaq: DTPI), a premier global management and technology consulting firm, today announced results for its first quarter of fiscal year 2008 (ended June 30, 2007).
“We are very pleased with our first quarter performance, exceeding our expectations on both a revenue and profitability basis,” said Adam Gutstein, president and CEO of Diamond. “In addition, free cash flow, which is usually negative in the first quarter due to the payout of variable compensation, was positive in the first quarter.”
Financial Review
Net revenue from continuing operations for the quarter ended June 30, 2007 increased 17% to $47.9 million, compared to $40.9 million for the same period in the prior fiscal year.
Income from continuing operations before income taxes was $6.4 million, an increase of 51% compared with the $4.3 million reported in the same period last year. Income from continuing operations after income taxes was $4.0 million, an increase of 89% compared with $2.1 million reported in the same period last year. The Company reported diluted earnings per share from continuing operations of $0.12 compared with $0.06 in the same period last year. Diluted weighted average shares outstanding decreased by one million shares from 34 million to 33
—more—

Diamond Management & Technology Consultants, Inc.
First Quarter FY2008 Results/Page 2
million compared with the year-ago period primarily as a result of the Company’s ongoing share buy-back program.
The Company’s effective tax rate was 38% in the first quarter compared with a 51% effective tax rate in the same period last year. The decrease in the effective tax rate was attributable to improved performance in the UK and India in the current tax year where there are valuation allowances on the international deferred tax assets.
Free cash flow from continuing operations (cash flow provided by operating activities less capital expenditures and free cash flow from discontinued operations) in the first quarter of fiscal year 2008 was $433 thousand after paying out $7.9 million in annual variable compensation in the first quarter. Free cash flow from continuing operations was negative ($62) thousand in the year-ago period.
During the first quarter, the Company repurchased approximately 1 million shares of its common stock for $13.3 million. The Company’s remaining authorization for stock repurchases was over $52 million as of June 30, 2007. The Company ended the first quarter with cash and cash equivalents of $71.7 million and no long-term borrowings.
The Company served 63 clients during the first quarter of fiscal year 2008, compared to 51 clients during the first quarter of the prior fiscal year. The Company added 12 new clients, the same number as the first quarter of fiscal year 2007. The top five clients represented 37% of revenue during the first quarter of fiscal year 2008 compared to 40% in the first quarter of the year-ago period.
The Company ended the first quarter with 496 client-serving professionals, compared with 449 in the year-ago period. Chargeability was 65% in the first quarter of fiscal year 2008, compared with 61% in the fourth quarter of fiscal year 2007 and 70% in the year-ago period. Annualized net revenue per professional was $382 thousand compared with $340 thousand in the fourth quarter of fiscal year 2007 and $368 thousand in the year-ago period. Annualized voluntary attrition was 19% in the first quarter, compared with 25% during the same period last year.
Revenue by industry represented the following percentages in the first quarter: Financial Services: 29 percent of revenue; Insurance: 24 percent; Enterprise: 20 percent; Healthcare: 19 percent; Telecom: 6 percent; and Public Sector 2 percent.

Diamond Management & Technology Consultants, Inc.
First Quarter FY2008 Results/Page 3
Business Outlook
“While the market is healthy, normal project cycles will result in lower sequential revenue in our second quarter,” said Gutstein. “Based on the demand environment, strength of our client relationships, and ability to attract and retain exceptional talent, we believe we will achieve annual net revenue growth of 15% or more and full-year pretax margin of at least 13%.”
Fiscal Year 2008
The Company updated its expectations for fiscal year 2008. The Company expects net revenue growth of 15% or more and full-year pretax income margin of at least 13%. The Company expects earnings per diluted share to be at least $0.42. Full-year free cash flow is expected to be at least $30 million. The Company’s preliminary outlook is a full-year effective tax rate of 44% to 46%.
Second Quarter FY08
In the second quarter of fiscal year 2008, the Company anticipates its continuing operations to generate net revenue of $44 to $46 million, pretax income of $5 to $6 million, earnings per diluted share of $0.07 to $0.09, and free cash flow of $8 to $10 million. The Company expects its effective income tax rate to be between 48% and 52%.
Conference Call
Diamond management will host a conference call today, August 7, 2007, at 8:00 am CT to discuss the results of the quarter. The dial-in number for the conference call is 800-952-6697 for North American callers and 212-231-2900 for international callers. The replay will be available until August 12, 2007 and can be accessed by calling 402-977-9140, then entering passcode number 21344111. The call will be broadcast live and archived on Diamond’s web site at www.diamondconsultants.com.
About Diamond
Diamond is a management and technology consulting firm. Recognizing that information and technology shape market dynamics, Diamond’s small teams of experts work across functional and organizational boundaries to improve growth and profitability. Since the greatest value in a strategy, and its highest risk, resides in its implementation, Diamond also provides proven execution capabilities. We deliver three critical elements to every project: fact-based objectivity, spirited collaboration, and sustainable results. Diamond is headquartered in Chicago, with offices in New York, Washington, D.C., Hartford, London and Mumbai. Diamond is publicly traded on

Diamond Management & Technology Consultants, Inc.
First Quarter FY2008 Results/Page 4
the Nasdaq Global Market under the symbol “DTPI.” To learn more, visit www.diamondconsultants.com.
Forward-Looking Statements
Statements in this press release that do not involve strictly historical or factual matters are forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws. Forward-looking statements involve estimates, projections, assumptions, risks and uncertainties and speak only as of the date of this release. Actual results may differ materially due to among other things, such factors as the ability of the Company to maintain its pricing and utilization rates and control its costs, recruitment and retention of personnel, possible termination of projects by major clients, collections of receivables, variations in the timing, initiation or completion of client assignments, absence of long-term contracts with clients, growth management, project risks, and technological advances. The risks and uncertainties associated with our business are highlighted in our filings with the SEC, including our Form 10-K for the year ended March 31, 2007.

Diamond Management & Technology Consultants, Inc.
First Quarter FY2008 Results/Page 5
DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the Three Months
	Ended June 30,
	2007	2006
	(Unaudited)	(Unaudited)
REVENUE:
Net revenue	$47,940	$40,896
Reimbursable expenses	5,991	5,334

Total revenue	53,931	46,230

PROJECT PERSONNEL EXPENSES:
Project personnel costs before reimbursable expenses	32,743	27,973
Reimbursable expenses	5,991	5,334

Total project personnel expenses	38,734	33,307

GROSS MARGIN	15,197	12,923

OTHER OPERATING EXPENSES:
Professional development and recruiting	2,390	2,243
Marketing and sales	673	709
Management and administrative support	6,682	6,607
Restructuring recovery	—	(24)

Total other operating expenses	9,745	9,535

INCOME FROM OPERATIONS	5,452	3,388

OTHER INCOME, NET	963	862

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	6,415	4,250

INCOME TAX EXPENSE	2,462	2,162

INCOME FROM CONTINUING OPERATIONS AFTER INCOME TAXES	3,953	2,088
DISCONTINUED OPERATIONS:
Income (loss) from discontinued operations, net of income taxes	273	(677)

NET INCOME	$4,226	$1,411

BASIC INCOME (LOSS) PER SHARE OF COMMON STOCK:
INCOME FROM CONTINUING OPERATIONS	$0.13	$0.06
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	0.01	(0.02)

NET INCOME	$0.14	$0.04

DILUTED INCOME (LOSS) PER SHARE OF COMMON STOCK:
INCOME FROM CONTINUING OPERATIONS	$0.12	$0.06
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	0.01	(0.02)

NET INCOME	$0.13	$0.04

SHARES USED IN COMPUTING BASIC INCOME (LOSS) PER SHARE	31,188	32,568

SHARES USED IN COMPUTING DILUTED INCOME (LOSS) PER SHARE	33,025	34,018
The following amounts of stock-based compensation expense (“SBC”) are included in each of the respective expense categories reported above:

	For the Three Months
	Ended June 30,
	2007	2006
	(Unaudited)	(Unaudited)
Project personnel costs before reimbursable expenses	$3,800	$2,830
Professional development and recruiting	29	34
Marketing and sales	110	52
Management and administrative support	801	844

SBC from continuing operations	$4,740	$3,760
SBC included in income (loss) from discontinued operations	—	418

Total SBC	$4,740	$4,178

Diamond Management & Technology Consultants, Inc.
First Quarter FY2008 Results/Page 6
DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	March 31,
	2007	2007
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$71,699	$84,125
Accounts receivable, net of allowance of $616 and $573 as of June 30, 2007 and March 31, 2007, respectively	17,031	14,883
Deferred tax asset — current portion	1,200	865
Prepaid expenses and other current assets	4,036	3,333

Total current assets	93,966	103,206

Restricted cash	6,222	6,095
Computers, equipment, leasehold improvements and software, net	2,693	2,750
Deferred tax asset — long-term portion	7,384	7,826
Other assets	836	998

Total assets	$111,101	$120,875

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,785	$1,656
Income taxes payable — current portion	710	1,743
Share repurchase payable	—	1,172
Accrued compensation	1,176	7,916
Deferred revenue	1,300	1,430
Other accrued liabilities	8,312	7,384

Total current liabilities	13,283	21,301

Restructuring accrual, less current portion	284	340
Net tax indemnification obligation	3,112	3,307
Accrued income tax liabilities, less current portion	1,352	—

Total liabilities	18,031	24,948

Stockholders’ equity:
Common stock, 31,327 shares outstanding as of June 30, 2007 and 31,698 shares outstanding as of March 31, 2007	526,745	533,875
Accumulated other comprehensive loss	(2,724)	(2,771)
Accumulated deficit	(430,951)	(435,177)

Total stockholders’ equity	93,070	95,927

Total liabilities and stockholders’ equity	$111,101	$120,875

Diamond Management & Technology Consultants, Inc.
First Quarter FY2008 Results/Page 7
DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (1)
(In thousands)

	For the Three Months
	Ended June 30,
	2007	2006
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$4,226	$1,411
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Restructuring recovery	—	(480)
Depreciation and amortization	359	402
Stock-based compensation	4,740	4,178
Deferred income taxes	108	559
Changes in assets and liabilities:
Accounts receivable	(2,053)	(3,054)
Prepaid expenses and other	(684)	(140)
Accounts payable	34	(539)
Accrued compensation	(6,740)	(4,803)
Restructuring accrual	(55)	(931)
Other assets and liabilities	797	3,091

Net cash provided by (used in) operating activities	732	(306)

Cash flows from investing activities:
Increase in restricted cash	(41)	(53)
Capital expenditures, net	(299)	(825)
Other assets	44	—

Net cash used in investing activities	(296)	(878)

Cash flows from financing activities:
Stock option and employee stock purchase plan proceeds	3,503	674
Shares withheld for employee withholding taxes	(1,877)	(2,176)
Shares withheld for option exercise price	(1,167)	(32)
Tax benefits from employee stock plans, net of adjustments	1,010	1,267
Purchase of treasury stock	(14,511)	—

Net cash used in financing activities	(13,042)	(267)

Effect of exchange rate changes on cash	180	262

Net decrease in cash and cash equivalents	(12,426)	(1,189)
Cash and cash equivalents at beginning of period	84,125	72,223 (2)

Cash and cash equivalents at end of period	$71,699	$71,034 (2)

(1) The Condensed Consolidated Statements of Cash Flows is prepared on a combined basis and reported results include both continuing and discontinued operations for the three month periods ended June 30, 2007 and 2006.
(2) Cash and cash equivalents includes $2,324 and $3,213 of cash and cash equivalents classified as discontinued operations as of March 31, and June 30, 2006, respectively.